MANAGEMENT AGREEMENT
Framework Digital Advisors LLC

This Agreement entered into on February 12, 2026, between T-REX (Cayman) Portfolios SPC (the “Fund”), on behalf of each Segregated Portfolio listed on Appendix A hereto (each a “Segregated Portfolio” and collectively, the “Segregated Portfolios”), and Framework Digital Advisors LLC, a Delaware limited liability company with its principal place of business in New York, New York, (referred to herein as “Framework”), to provide certain management and investment advisory services to the Fund, for and on behalf of the Segregated Portfolios.

The Fund is a Cayman Islands segregated portfolio company which maintains segregated portfolios (as defined in the Companies Act (Revised) of the Cayman Islands) in order to segregate the assets and liabilities of each such segregated portfolios from the assets and liabilities of other segregated portfolios and from the general assets of the Fund. The sole shareholder of each Segregated Portfolio is the corresponding series of ETF Opportunities Trust listed on Appendix A hereto (the “Sole Shareholder”). ETF Opportunities Trust (the “Trust”), is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder and any exemptive orders thereunder, the “1940 Act”), and consists of more than one series, including each Sole Shareholder. Each Segregated Portfolio’s principal purpose is to provide its corresponding Sole Shareholder with exposure to certain assets such as commodities and exchange traded products or funds within the limitations of the U.S. federal tax requirements that apply to the Sole Shareholder. Each Segregated Portfolio (unlike the Sole Shareholder) may invest without limitation in commodities, commodity index-linked securities, exchange traded products or funds, other commodity-linked securities and derivative instruments. However, each Segregated Portfolio otherwise is subject to such Sole Shareholder’s investment restrictions and other policies. The Fund and each Segregated Portfolio wishes to have the benefit of the investment advisory services of Framework and Framework desires to furnish services for the Fund and the Segregated Portfolios and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

1.Appointment. The Fund on behalf of each Segregated Portfolio hereby appoints Framework as the Fund’s investment adviser with respect to each Segregated Portfolio listed on Appendix A for the period and on the terms set forth in this Agreement. Framework accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified.

2.Duties. In its capacity as investment adviser to the Fund and the Segregated Portfolios, Framework shall have the following duties:

(a)Framework shall regularly provide the Fund and each Segregated Portfolio with investment advisory services, including management, supervision and investment research and advice and shall furnish a continuous investment program for each Segregated Portfolio’s portfolio of securities and other investments consistent with each such Segregated Portfolio’s investment objectives, policies and restrictions, as stated in the corresponding Sole Shareholder’s current Prospectus and Statement of Additional Information. The investment advisory services to be provided shall be subject to the supervision of the Fund’s Board of Directors (the “Board”) and shall include the design, development and ongoing review and evaluation of each Segregated Portfolio and its investment strategy; ongoing portfolio trading oversight and analysis; risk management oversight and analysis; design, development, implementation and ongoing review and evaluation of a process for the valuation of the Segregated Portfolio’s investments; design, development, implementation and ongoing review and evaluation of a compliance program for the Segregated Portfolio ; design, development, implementation and ongoing review and evaluation of a process for the voting of proxies and rights to consent to corporate action for the Segregated Portfolio’s investments; participation in Board meetings and oversight of preparation of materials for the Board, including materials for Board meetings and regular communications with the Board; and ongoing cash management services.

In furtherance of the foregoing, without limitation, Framework shall determine from time to time what securities and other investments and instruments will be purchased, retained, sold or exchanged by the particular Segregated Portfolio and what portion of the assets of such Segregated Portfolio will be held in the various securities and other investments in which the Segregated Portfolio invests, and shall implement those decisions (including the execution of investment documentation and agreements), all subject to the provisions of the Fund’s Memorandum and Articles of Association (as may be amended from time to time, the “Articles”), the 1940 Act and the applicable rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and any applicable Cayman Islands law and U.S. state and federal law, as well as the investment objectives, policies and restrictions of each Segregated Portfolio and, to the extent applicable, each Sole Shareholder, and any other specific policies adopted by the Board and disclosed to Framework. Framework is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of securities and other investments and payments of cash for the account of the Fund and each Segregated Portfolio. Subject to applicable provisions of the 1940 Act and direction from the Board, the investment program to be provided hereunder may entail the investment of all or substantially all of the assets of the Fund in one or more investment companies.

Except as specifically provided above, in no event shall Framework be deemed to have assumed any duties with respect to, or be responsible for, the distribution of the shares of the Fund or any Segregated Portfolio, nor shall Framework be deemed to have assumed, or have any responsibility with respect to, functions specifically assumed by any transfer agent, fund accounting agent, custodian or shareholder servicing or other agent, in each case employed by the Fund to perform such functions.

(b)Framework will place orders pursuant to its investment determinations for each Segregated Portfolio either directly with the issuer or with any broker or dealer, foreign currency dealer, futures commission merchant or others selected by it. In connection with the selection of such brokers or dealers and the placing of such orders, subject to applicable law, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to the Fund, the Segregated Portfolios and/or the other accounts over which Framework or its affiliates exercise investment discretion. Framework is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Segregated Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Framework determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which Framework, and its affiliates have with respect to accounts over which they exercise investment discretion. The Board may adopt policies and procedures that modify and restrict Framework’ authority regarding the execution of each Segregated Portfolio’s portfolio transactions provided herein.

(c)The Fund, on behalf of each Segregated Portfolio, hereby authorizes any entity or person associated with Framework which is a member of a national securities exchange to effect any transaction on the exchange for the account of a Segregated Portfolio which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Fund and each Segregated Portfolio hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2- 2(T)(a)(2)(iv). Notwithstanding the foregoing, Framework agrees that it will not deal with itself, or with the Directors of the Fund or any principal underwriter of the Fund, as principals or agents in making purchases or sales of securities or other property for the account of the Fund or a Segregated Portfolio, nor will it purchase any securities from an underwriting or selling group in which Framework or its affiliates is participating, or arrange for purchases and sales of securities
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between the Fund, a Segregated Portfolio and another account advised by Framework or its affiliates, except in each case as permitted by the 1940 Act and in accordance with such policies and procedures as may be adopted by the Fund from time to time, and will comply with all other provisions of the Articles and each Sole Shareholder’s then- current Prospectus and Statement of Additional Information
(d)Framework shall, at the request of the Board, exercise voting rights, rights to consent to corporate action and any other rights pertaining to each Segregated Portfolio’s portfolio securities.
(e)Framework may execute on behalf of the Fund certain agreements, instruments and documents in connection with the services performed by it under this Agreement. These may include, without limitation, brokerage agreements, clearing agreements, account documentation, futures and option agreements, swap agreements, other investment related agreements, and any other agreements, documents or instruments Framework believes are appropriate or desirable in performing its duties under this Agreement.

3.Activities of Framework. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of Framework, whether or not a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Framework to engage in any other business or to render services of any kind, including investment advisory, administrative and management services, to any other fund, firm, individual or association. If the purchase or sale of securities or investments for a Segregated Portfolio and one or more other accounts of Framework is considered at or about the same time, transactions in such securities or investments will be allocated among the accounts in a manner deemed equitable by Framework. Such transactions may be combined, in accordance with applicable laws and regulations, and consistent with Framework’ policies and procedures as presented to the Board from time to time.

4.Allocation of Charges and Expenses. During the term of this Agreement, Framework shall pay all of the expenses of the Fund (including compensation of members of the Board ), except for (i) the fee payment under this Agreement, (ii) interest expenses, (iii) taxes, (iv) acquired fund fees and expenses, (v) brokers’ commissions and any other portfolio transaction-related expenses and fees arising out of transactions effected on behalf of the Fund or a Segregated Portfolio, (vi) credit facility fees and expenses, including interest expenses and (vii) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of the Fund’s business. For the avoidance of doubt, Framework’ payment of such expenses may be accomplished through the Fund’s payment of such expenses and a corresponding reduction in the fee payable to Framework pursuant to Section 6 hereof; provided, however, that if the amount of expenses paid by the Fund exceeds the fee payable to Framework pursuant to Section 6 hereof, Framework will reimburse the Fund for such excess amount.

5.Obligation to Provide Information. Each party’s obligation to provide information shall be as follows:

(a)The Fund shall at all times keep Framework fully informed with regard to the securities owned by the Fund and the Segregated Portfolio’s, the Fund’s and the Segregated Portfolio’s funds available, or to become available, for investment, and generally as to the condition of the Fund’s and each Segregated Portfolio’s affairs. The Fund shall furnish Framework with such other documents and information with regard to the Fund’s affairs as Framework may from time to time reasonably request. The Fund shall provide Framework with access to all information, documents, and records of and about the Fund and the Segregated Portfolios that are necessary for Framework to carry out the performance of its duties under this Agreement. Each Sole Shareholder shall furnish Framework with a certified copy of any financial statement or report prepared for the Sole Shareholder by certified or independent public accountants, and with copies of any financial statements or reports made by such Sole Shareholder to its shareholders or to any governmental body or securities exchange.
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(b)Framework shall at all times keep the Fund fully informed with regard to each Segregated Portfolio’s investment performance and investment mandate compliance, and generally as to the condition of the Fund’s and each Segregated portfolio’s affairs. Framework shall furnish the Fund with such other documents and information with regard to the Fund as the Fund may from time to time reasonably request.

(c)Framework acknowledges the Fund is subject to the Data Protection Act (Revised) of the Cayman Islands (the “DPA”) and acknowledges and agrees that, to the extent that the Fund or one of its delegates desires or is required to transfer “personal data” (as defined under the DPA) to the Framework, the Fund may only do so in accordance with the DPA.
6.Compensation of Framework. The Fund agrees to pay Framework and Framework agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a management fee payable monthly and calculated as of the daily net assets of each Segregated Portfolio included on Appendix A of this Agreement, as such Appendix A may be amended from time to time.

7.Compensation of Trustees, Officers and Employees. No Director, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such Director, officer or employee while he is at the same time a director, officer, or employee of Framework, a sub-adviser or principal underwriter, or affiliate of any of the foregoing, or a consultant, independent contractor or other person who receives remuneration or other benefits from any of the foregoing, except as the Board may decide.

8.Term.

(a)This Agreement will become effective with respect to the Fund on the date set forth above and shall continue in effect with respect to the Fund and each Segregated Portfolio, unless sooner terminated in accordance with its terms, for two years from its effective date, and shall continue in effect from year to year thereafter, provided that, subject to clause 8(b), such continuance is specifically approved at least annually by an authorized person of the Trust.

(b)The Trust's authority to approve the continuance of this Agreement by an authorized person of the Trust pursuant to clause 8(a) above shall be revoked, and shall not be required, in the event Framework with respect to the Sole Shareholder of each Segregated Portfolio no longer serves in an investment advisory capacity with respect to such Sole Shareholder.

9.Termination. This Agreement may be terminated with respect to the Fund and each Segregated Portfolio at any time, without penalty, by the Board or the affirmative vote of a majority of the outstanding voting securities of the Fund provided that 60 days’ written notice of termination be given to Framework at its principal place of business. This Agreement may be terminated with respect to the Fund by Framework at any time by giving 60 days’ written notice of termination to the Fund, addressed to its principal place of business. For so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio, this Agreement may be terminated with respect to such Segregated Portfolio at any time by the Trust, on behalf of such Sole Shareholder, or by vote of a majority of the outstanding voting securities of the Sole Shareholder, upon 60 days’ written notice of termination to Framework. This Agreement may be terminated with respect to the Fund or a Segregated Portfolio upon the mutual written consent of Framework and, for so long as each Sole Shareholder is the sole shareholder of its corresponding Segregated Portfolio, the Trust. This Agreement shall terminate automatically in the event of its assignment by Framework and shall not be assignable by the Fund without the consent of Framework.
10.Liability of Framework. Framework may rely on information reasonably believed by it to be accurate and reliable. Framework assumes no responsibility under this Agreement other than to render the services called for hereunder, in good faith, and shall not be liable for any error of judgment or mistake of law, or for any
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loss arising out of any investment or for any act or omission in the execution of securities or investment transactions for the Fund or a Segregated Portfolio, provided that nothing in this Agreement shall protect Framework against any liability to the Fund or a Segregated Portfolio to which Framework would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties hereunder. As used in this Section 10, the term “Framework” shall include any affiliates of Framework performing services for the Fund contemplated hereby and the partners, shareholders, directors, officers and employees of Framework and such affiliates.

11.Meanings of Certain Terms. For the purposes of this Agreement, the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

12.Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally with respect to the Fund, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of the Agreement shall be effective with respect to the Fund until approved by the Board of Trustees of the Trust.
13.Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.
14.Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act.

15.Confidential Information. Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party(ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know- how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is:
(i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order or as required or requested by any regulatory authority.
Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information. Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

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Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent applicable Cayman Islands, federal, state and international laws and regulations relating to personal information security.
The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

16.Limitation of Liability. The undersigned Director of the Fund has executed this Agreement not individually, but as a Director under the Fund’s Articles and the obligations of this Agreement are not binding upon any of the Directors, officers or shareholders of the Fund individually. Framework agrees that for services rendered to the Fund or a particular Segregated Portfolio, or for any claim by it in connection with services rendered to the Fund or such Segregated Portfolio, it shall look only to assets of the Fund or the particular Segregated Portfolio for satisfaction.

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The parties hereto have caused this Agreement to be executed by their duly authorized signatories as of the date and year first above written.

FRAMEWORK DIGITAL ADVISORS LLC

By:_ /s/ Louis Camhi     Name: Louis Camhi
Title: Chief Investment Officer

T-REX (CAYMAN) PORTFOLIOS SPC
FOR AND ON BEHALF OF EACH SEGREGATED PORTFOLIO LISTED ON APPENDIX A HERETO

By:_/s/ Mary Lou Ivey     Name: Mary Lou Ivey
Title: Director

APPENDIX A

Fund	Segregated Portfolio	Management Fee
GSR Crypto Core3 ETF	GSR Crypto Core3 (Cayman) Portfolio S.P.	1.00%
GSR Crypto StakingMax ETF	GSR Crypto StakingMax (Cayman) Portfolio S.P.	1.50%
GSR Ethereum Staking Opportunity ETF	GSR Ethereum Staking Opportunity (Cayman) Portfolio S.P.	1.00%
GSR Ethereum YieldEdge ETF	GSR Ethereum Yieldedge (Cayman) Portfolios S.P.	1.25%